ASSIGNMENT OF DISTRIBUTION AGREEMENT

Effective as of January 19, 2010

WHEREAS, The Santa Barbara Group of Mutual Funds, Inc. (the "Company"), SBG Capital Management Company ("SBG"), and Capital Research Brokerage Services, LLC, (collectively, the "Parties"), entered into a Distribution Agreement dated August 30, 2000 (the “Agreement”).

WHEREAS, the Company entered into an Investment Advisor Agreement with SBG dated September 30, 1998 and an Investment Advisor Agreement with SBG dated April 1, 2002, pursuant to which SBG serves as the investment adviser for each series of shares issued by the Company.

WHEREAS, Hillcrest Wells Advisors, LLC (“Hillcrest”) acquired SBG in 2010, and the Company entered into a Management Agreement with Hillcrest dated January 19, 2010, to replace SBG with Hillcrest as the investment adviser for each series of shares issued by the Company.

WHEREAS, the Parties desire to (i) amend the Agreement to enable SBG to assign its rights and obligations under the Agreement to Hillcrest and (ii) as applicable, assign or acknowledge the assignment of SBG’s rights and obligations under the Agreement to Hillcrest.

In furtherance of the foregoing recitals, the Parties hereby agree as follows:

1.

Amendment.

The Agreement is hereby amended to permit the assignment by SBG of all of its rights, title, benefits, privileges, and interests in and to, and all of its burdens, obligations, and liabilities in connection with, the Agreement to Hillcrest, provided the assignment is approved by the remaining Parties.

2.

Assignment.

SBG hereby assigns all of its rights, title, benefits, privileges, and interests in and to, and all of its burdens, obligations, and liabilities in connection with, the Agreement to Hillcrest, as of the date first written above.

3.

Assumption.

Hillcrest hereby accepts the assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions, and covenants in connection with the Agreement.  Hillcrest acknowledges and agrees that the representations, warranties, covenants and agreements contained in the Agreement remain in full force and effect to the full extent provided therein.

4.

Further Actions.  Each of the Parties covenants and agrees, at its own expense, to execute and deliver, at the request of the other Parties, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this agreement.

5.

Counterparts.  This agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

Agreed to and Accepted:

THE SANTA BARBARA GROUP OF MUTUAL FUNDS, INC.

/s/ Richard Capalbo

Name:

Richard Capalbo

Title:

President

SBG CAPITAL MANAGEMENT COMPANY

/s/ John Odell

Name:

John Odell

Title:

President

CAPITAL RESEARCH BROKERAGE SERVICES, LLC

/s/ John Odell

Name:

John Odell

Title:

President

HILLCREST WELLS ADVISORS, LLC

/s/ Richard Capalbo

Name:

Richard Capalbo

Title:

President